Exhibit 99.1

PRESS RELEASE
CONTACT:
Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Financial and Operating Results; Declares

Quarterly Cash Distribution of $0.46 Per Unit; and Confirms Guidance

TULSA, Oklahoma, April 24, 2006 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today reported record financial and operating results for the quarter ended March 31, 2006 (the “2006 Quarter”). Net income for the 2006 Quarter increased approximately 23% to a record $48.2 million, or $1.18 of adjusted net income per diluted limited partner unit, as compared to $39.1 million of net income, or $1.01 of adjusted net income per diluted limited partner unit, for the first quarter of 2005 (the “2005 Quarter”). The Partnership’s use of adjusted net income per diluted limited partner unit is consistent with the methodology used by securities analysts and compares favorably to the 2006 Quarter consensus estimate for earnings per diluted limited partnership unit of $0.97. The Partnership also reported record EBITDA of $65.9 million in the 2006 Quarter which reflects a 16% increase over the 2005 Quarter EBITDA of $56.9 million. (For definitions of adjusted net income per limited partner unit and EBITDA and reconciliations to GAAP, please see the end of this release.)

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) had declared a quarterly cash distribution of $0.46 per unit for the first quarter ended March 31, 2006 (an annualized rate of $1.84 per unit), payable on May 15, 2006, to all unitholders of record as of May 8, 2006. Increases to the Partnership’s quarterly cash distribution to unitholders are generally considered by the Board at its January and July meetings.

“Alliance again delivered strong operating performance during the quarter, setting operating and shipping records for tons produced and sold,” said Joseph W. Craft III, President and Chief Executive Officer. “As a result of this exceptional performance and higher coal prices, we posted new financial results records for revenues, EBITDA and net income during the quarter.”

Consolidated Financial Results

Driven by record coal sales volumes, revenues for the 2006 Quarter increased 22% to a record $238.3 million, compared to revenues of $195.6 million for the same period last year. Reflecting continued strength in the coal markets, revenues also benefited from higher average coal sales prices realized during the 2006 Quarter. Coal production for the 2006 Quarter increased 9% to a record 6.2 million tons, as compared to 5.7 million tons for the 2005 Quarter.

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Primarily as a result of higher costs resulting from increased production, as well as higher coal sales volumes and sales related expenses, operating expenses for the 2006 Quarter rose to $152.0 million compared to $119.4 million for the 2005 Quarter. Operating expenses for the 2006 Quarter were also impacted by continuing upward pressures on labor related costs, insurance expense, maintenance expense, and materials and supply costs (particularly steel, power and fuel).

General and administrative expenses increased in the 2006 Quarter to $7.2 million as compared to $5.7 million during the 2005 Quarter, which increase was primarily attributable to higher unit-based incentive compensation expense. The Partnership also recorded a positive cumulative effect of accounting change in the 2006 Quarter of $0.1 million as a result of its adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment.

Regional Results and Analysis

	Illinois Basin		Northern Appalachia		Central Appalachia		Total (4)
	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr	2006 Qtr	2005 Qtr
Tons sold (millions)	4.3	4.2	0.8	0.9	1.0	0.5	6.1	5.6
Coal sales price per ton (1)	$32.80	$29.73	$30.22	$34.18	$48.41	$43.52	$35.76	$31.76
Adjusted EBITDA expense per ton (2)	$22.80	$20.07	$21.23	$20.85	$36.44	$36.92	$25.44	$21.92
Adjusted EBITDA (millions) (3)	$51.3	$46.0	$7.9	$12.4	$11.9	$3.8	$73.0	$62.6

(1)	Sales price per ton is defined as total coal sales dividend by total tons sold.
(2)	Adjusted EBITDA expense per ton represents the sum of operating expenses, outside purchases and other income divided by total tons sold.
(3)	For a definition of Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.
(4)	Total includes other and corporate.

The Partnership’s coal sales volumes for the 2006 Quarter totaled a record 6.1 million tons, an increase of more than 8% over the 5.6 million tons of coal sold in the 2005 Quarter. Higher coal sales volumes during the 2006 Quarter were primarily attributable to increased sales from the Excel No. 3 mine, which returned to production, following the MC Mining Fire Incident, on February 21, 2005. (See ARLP Press Releases dated December 27, 2004, January 7, January 14, February 21 and March 3, 2005.)

Total average coal sales prices for the 2006 Quarter increased approximately 13% over the 2005 Quarter to a record $35.76 per ton sold. As a result of new coal sales agreements and the re-pricing of several long-term coal sales contracts at higher prices, average coal sales prices in the Illinois Basin and Central Appalachian regions increased approximately 10% and 11%, respectively. Average sales prices realized in the Northern Appalachian region decreased approximately 12% primarily due to fewer tons sold into the higher priced export market during the 2006 Quarter.

Total adjusted EBITDA expense increased $3.52 per ton during the 2006 Quarter to $25.44 per ton. In addition to the increasing cost pressures described above in each of the Partnership’s operating regions, expenses also moved upward as a result of lower productivity at the Pattiki and Gibson County mines, primarily due to changing mining conditions experienced during the 2006 Quarter as compared to the same period last year. Expenses during the 2006 Quarter were also impacted by increased general and administrative expenses and other costs.

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Outlook

Reflecting strong coal market fundamentals, total U.S. coal shipments during the 2006 Quarter increased 2%, or nearly 6 million tons, despite the dampening effects of a mild winter. Longer term, the expansion of coal-fired power generation and development of coal conversion technologies are expected to result in significant growth in future coal demand.

Coal stockpiles remain well below historical averages and ongoing difficulties associated with equipment backlogs, skilled labor shortages and transportation infrastructure continue to constrain coal supply. Competing fuels face significant challenges, particularly with continued high natural gas prices and oil prices at or near record levels.

“In response to continued strength in the coal markets, we recently announced the acquisition of approximately 99 million tons of Illinois Basin coal reserves and our intent to develop the River View mine in western Kentucky,” said Mr. Craft. “The River View project is the latest in Alliance’s ongoing efforts to aggressively pursue significant growth opportunities. Over the past year we completed the transition of operations at our Pontiki mine into the Van Lear seam and started the development of the Elk Creek mine in the Illinois Basin and the Mountain View mine in Northern Appalachia. In addition to River View, we have also proposed three other new mines - Gibson South in the Illinois Basin and Tunnel Ridge and Penn Ridge in Northern Appalachia. Assuming these opportunities are developed as expected, we believe these growth projects offer potentially superior returns on investment and strengthen Alliance’s position in these growing coal markets.”

Capital expenditures in the 2006 Quarter totaled $44.7 million. The Partnership currently expects total 2006 capital expenditures in the range of approximately $160 to $175 million, including maintenance capital of approximately $59 million. Major 2006 capital projects include the completion of development of the Elk Creek and Mountain View mining complexes, permitting and other development costs for the Gibson South, River View, Tunnel Ridge and Penn Ridge projects, construction of the Gibson County rail loadout facility and implementation of new safety initiatives at the Partnership’s operations.

The Partnership continues to contract sales tons at market prices higher than the average sales prices per ton realized last year. During the 2006 Quarter, the Partnership reached agreement for 1.2 million tons to be delivered in 2006 at prices higher than previously projected. As a result of these higher prices, the Partnership is confirming its previous guidance for 2006 revenues, excluding transportation revenues, in a range of $910.0 to $930.0 million, despite the potential loss of certain synfuel-related benefits described below. For 2006, approximately 1.4 million tons of coal sales volume remains open to market pricing. Currently, coal sales volume open to market pricing in 2007 and 2008 includes approximately 10.6 million tons and 16.7 million tons, respectively.

Reflecting the Partnership’s strong performance in the 2006 Quarter and based on current projections, the Partnership is also confirming its previous 2006 guidance ranges for EBITDA, $245.0 to $265.0 million, and net income, $160.0 to $180.0 million. The guidance ranges for both EBITDA and net income exclude the impact of any additional insurance recoveries attributable to the MC Mining Fire Incident. (For a reconciliation of estimated annual 2006 EBITDA to GAAP, please see the end of this release.)

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These 2006 guidance ranges include the net income benefit realized by the Partnership as of this date of approximately $10.2 million associated with its various coal synfuel-related agreements, as well as approximately $4.3 million of future net income benefit currently anticipated to be realized over the remainder of this year. The guidance ranges noted above exclude any future benefit attributable to the coal synfuel production facility owned by Synfuel Solutions Operating, LLC (“SSO”), in light of SSO’s decision as a result of the increase in the wellhead price of domestic crude oil, to suspend operations at its facility located at the Partnership’s Warrior mining complex. SSO has advised the Partnership that resumption of operations of the synfuel facility is dependent on the price of crude oil in the future. The Partnership continues to receive benefits from the ongoing operation of two other synfuel facilities, the first located at the Gibson County mining complex and the second adjacent to the Mettiki mining complex, although the operation of these facilities in the future cannot be assured. The Partnership’s realization of future synfuel-related benefits would be reduced if non-conventional synfuel tax credits become unavailable to the owners of coal synfuel facilities due to a rise in the price of crude oil or otherwise. The non-conventional synfuel tax credit is scheduled to expire on December 31, 2007.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland, Pennsylvania and West Virginia.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches of existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or other interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and, a loss or reduction of the direct or indirect benefit from certain state and federal tax credits, including non-conventional source fuel tax credits.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Tons sold	6,102	5,631
Tons produced	6,248	5,729

SALES AND OPERATING REVENUES:
Coal sales	$218,212	$178,846
Transportation revenues	10,034	9,623
Other sales and operating revenues	10,074	7,158

Total revenues	238,320	195,627

EXPENSES:
Operating expenses	152,010	119,393
Transportation expenses	10,034	9,623
Outside purchases	3,526	4,117
General and administrative	7,158	5,708
Depreciation, depletion and amortization	14,722	13,628
Interest expense	2,245	3,474

Total operating expenses	189,695	155,943

INCOME FROM OPERATIONS	48,625	39,684
OTHER INCOME	271	105

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	48,896	39,789
INCOME TAX EXPENSE	759	710

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	48,137	39,079
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	112	—

NET INCOME	$48,249	$39,079

GENERAL PARTNERS’ INTEREST IN NET INCOME	$4,844	$1,685

LIMITED PARTNERS’ INTEREST IN NET INCOME	$43,405	$37,394

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.83	$0.71

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.83	$0.70

DISTRIBUTIONS PAID PER COMMON AND SUBORDINATED UNIT	$0.46	$0.375

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,426,306	36,260,880

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,765,016	36,992,828

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$43,450	$32,054
Trade receivables, net	94,537	94,495
Other receivables	2,755	2,330
Marketable securities	39,397	49,242
Inventories	23,685	17,270
Advance royalties	2,952	2,952
Prepaid expenses and other assets	6,088	8,934

Total current assets	212,864	207,277

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	679,228	635,086
Less accumulated depreciation, depletion and amortization	(344,819)	(330,672)

Total property, plant and equipment	334,409	304,414
OTHER ASSETS:
Advance royalties	18,362	16,328
Other long-term assets	4,521	4,668

Total other assets	22,883	20,996

TOTAL ASSETS	$570,156	$532,687

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$60,738	$53,473
Due to affiliates	2,040	8,795
Accrued taxes other than income taxes	14,603	13,177
Accrued payroll and related expenses	14,550	12,466
Accrued pension benefit	8,519	7,588
Accrued interest	1,421	4,855
Workers’ compensation and pneumoconiosis benefits	7,813	7,740
Other current liabilities	4,952	5,120
Current maturities, long-term debt	18,000	18,000

Total current liabilities	132,636	131,214

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	144,000	144,000
Pneumoconiosis benefits	24,002	23,293
Workers’ compensation	31,754	30,050
Reclamation and mine closing	39,177	38,716
Due to affiliates	5,490	6,940
Other liabilities	2,835	2,697

Total long-term liabilities	247,258	245,696

Total liabilities	379,894	376,910

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,426,306 units outstanding	494,994	461,068
General Partners’ deficit	(297,727)	(298,270)
Unrealized loss on marketable securities	(52)	(68)
Minimum pension liability	(6,953)	(6,953)

Total Partners’ capital	190,262	155,777

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$570,156	$532,687

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$67,640	$28,504

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(44,714)	(16,914)
Changes in accounts payable and accrued liabilities	(567)	—
Proceeds from sale of property, plant and equipment	418	193
Purchase of marketable securities	(4,735)	(9,727)
Proceeds from marketable securities	14,596	9,721

Net cash used in investing activities	(35,002)	(16,727)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Partners	(21,242)	(14,797)

Net cash used in financing activities	(21,242)	(14,797)

NET CHANGE IN CASH AND CASH EQUIVALENTS	11,396	(3,020)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	32,054	31,177

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,450	$28,157

SUPPLEMENTAL CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$6,864	$7,546

Income taxes to taxing authorities	$1,025	$250

NON-CASH ACTIVITY:
Purchase of property, plant and equipment	$8,797	$—

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Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

	Three Months Ended March 31,		Year Ended December 31, 2006E
	2006	2005
Cash flows provided by operating activities	$67,640	$28,504	$250,000
Reclamation and mine closing	(501)	(452)	(2,000)
Coal inventory adjustment to market	(1,136)	(51)	—
Other	276	(236)	(1,000)
Net effect of working capital changes	(3,308)	24,942	(3,600)
Interest expense	2,245	3,474	10,700
Income taxes	759	710	900
Cumulative effect of accounting change	(112)	—	—

EBITDA	65,863	56,891	255,000
Depreciation, depletion and amortization	(14,722)	(13,628)	(73,400)
Interest expense	(2,245)	(3,474)	(10,700)
Income taxes	(759)	(710)	(900)
Cumulative effect of accounting change	112	—	—

Net income	$48,249	$39,079	$170,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

Reconciliation of EBITDA to Adjusted EBITDA (in thousands):

	Three Months Ended March 31,		Year Ended December 31, 2006E
	2006	2005
EBITDA (1)	$65,863	$56,891	$255,000
General and administrative	7,158	5,708	31,000

Adjusted EBITDA	$73,021	$62,599	$286,000

Segment Adjusted EBITDA is defined as net income before income tax expense (benefit), net interest expense, depreciation, depletion and amortization, and general and administrative expenses.

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Reconciliation of GAAP “Net Income per Limited Partner Unit” reflecting the impact of EITF 03-6 to non-GAAP “Adjusted Net Income per Limited Partner Unit”

	Three Months Ended March 31,
	2006	2005
Net Income per Limited Partner Unit -
Basic	0.83	0.71
Diluted	0.83	0.70
Dilutive impact of theoretical distribution of earnings pursuant to EITF 03-6 -
Basic	0.36	0.32
Diluted	0.35	0.31
Adjusted Net Income Per Limited Partner Unit -
Basic	1.19	1.03
Diluted	1.18	1.01

Net income per limited partner unit as dictated by EITF 03-6 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The Partnership Agreement does not provide for the distribution of net income, rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the Partnership in a prudent manner. Accordingly, the distributions we have paid historically and will pay in future periods are not impacted by net income per limited partner unit as dictated by EITF 03-6.

In addition to net income per limited partner unit as calculated in accordance with EITF 03-6, we intend to continue to present “adjusted net income per limited partner unit,” as reflected in the table above, which is consistent with our presentation of net income per limited partner unit in prior periods. “Adjusted net income per limited partner unit,” as presented in the table above, is defined as net income after deducting the amount allocated to the general partners’ interests, including the managing general partner’s incentive distribution rights, divided by the weighted average number of outstanding limited partner units during the period. As part of this calculation, in accordance with the cash distribution requirements contained in the Partnership Agreement, Partnership net income is first allocated to the managing general partner based on the amount of incentive distributions attributable to the period. The remainder is then allocated between the limited partners and the general partners based on their respective percentage ownership in the Partnership. Adjusted net income per limited partner unit is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the actual operation of our Partnership Agreement with respect to the rights of the general and limited partners participation in distributions,

•	the financial performance of our assets without regard to financing methods or capital structure; and our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures.

Our method of computing adjusted net income per limited partner unit may not be the same method used to compute similar measures reported by other companies and may be computed differently by us in different contexts.

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